Exhibit 99.1

NEWS RELEASE:
For immediate release	Contact: Ron Dutt
Chief Financial Officer
Phone: (858) 509-9899
rdutt@solaintl.com

SOLA International Announces Fiscal 2005 Third Quarter Results

SAN DIEGO, CA February 8, 2005 — SOLA International Inc. (NYSE: SOL) today announced the following fiscal year 2005 third quarter results.

•	Net sales of $163.1 million compared to $159.3 million in the prior year period, an increase of 2.4%.

•	Reported net income of $9.4 million compared to a net loss of $25.3 million in the prior year period.

•	Adjusted net income of $10.4 million compared to $7.6 million in the prior year period.

•	Cash flow from operations of $22.6 million compared to $21.6 million in the prior year period.

Third Quarter Results

Net income under generally accepted accounting principles was $9.4 million in the fiscal 2005 third quarter compared to a net loss of $25.3 million in the prior year quarter. Adjusted net income this year, which excludes after-tax special charges for restructuring and merger-related costs of $0.1 million and $1.1 million respectively, was $10.4 million, or $0.32 earnings per share, compared to adjusted net income of $7.6 million, or $0.30 earnings per share, in the prior year period. Prior year adjusted net income excludes after-tax costs of $3.5 million related to restructuring, $1.7 million associated with an unrealized currency translation loss on Euro-denominated bonds and $30.7 million for the net effect of the early extinguishment of debt.

Gross margins were 39.7% in the fiscal 2005 third quarter compared to 40.7% in the year ago quarter. A planned reduction in manufacturing output, as a result of lower sales to Wal-Mart and continued sales weakness in Germany, temporarily increased production costs.

Operating expense on a reported basis was $48.0 million compared to $49.4 million in the year ago period. Excluding special charges of $1.7 million this quarter and $4.6 million in the prior year, adjusted operating expense in the fiscal 2005 third quarter was $46.2 million compared to $44.7 million in the year ago period. The increase of $1.5 million from the prior year quarter primarily relates to costs associated with the implementation of internal controls related to compliance with Section 404 of the Sarbanes-Oxley Act, acquired operating expense at Great Lakes Coating Laboratory and Vision Systems Inc., and the impact of a weaker U.S. Dollar when translating overseas expenses.

Operating income on a reported basis was $16.8 million compared to $15.4 million in the year ago period. Adjusted operating income, excluding special charges of $1.7 million this quarter and $4.6 million in the year ago period, was $18.6 million in the fiscal 2005 third quarter and $20.0 million in the year ago period.

Adjusted EBITDA, excluding special charges, was $26.3 million, or 16.1% of net sales, compared to $27.2 million, or 17.1% of net sales, in the year ago period. EBITDA, including special charges, was $25.6 million, or 15.7% of net sales, compared to a loss of $21.8 million in the year ago period, which included $41.0 million of refinancing costs.

Net interest expense in the fiscal 2005 third quarter was $4.0 million compared to $8.1 million in the comparable year ago period. The reduction in interest expense reflects the benefits of the Company’s refinancing, which was completed in the fiscal 2004 third quarter.

The effective tax rate, on an adjusted basis, in the fiscal 2005 third quarter was 33.4% compared to 23.6% in the prior year period. The increase in the year-over-year tax rate is largely due to reduced interest expense in the United States from the refinancing and increased profitability in other jurisdictions with higher tax rates.

Balance Sheet and Cash Flow

Inventory at December 31, 2004 compared to September 30, 2004 increased $2.5 million on a reported basis but decreased $1.0 million on a constant currency basis. Finished goods inventory turnover was 5.1 times in the quarter, which compares to 5.4 times in the second quarter of fiscal 2005 and 4.5 times in the prior year quarter.

Receivables at December 31, 2004 compared to September 30, 2004, increased $8.8 million on a reported basis and increased $0.6 million on a constant currency basis.

Total debt at December 31, 2004 was $282.6 million, or 39.4% of capital, compared to $282.7 million, or 40.6% of capital, at September 30, 2004 and $290.6 million, or 43.1% of capital at December 31, 2003. During the third quarter fiscal 2005, the Company repaid $2.2 million on its existing credit facility which, at December 31, 2004 had an outstanding balance of $168.4 million. Since September 30, 2004, bank borrowings increased by $1.3 million to $10.0 million due primarily to the assumption of $1.2 million of debt related to the Vision Systems acquisition, and outstanding Eurobond liability increased by $0.8 million to $9.3 million due to a weaker dollar. Also, book equity increased by $22 million to $434 million due to favorable translation adjustment of $12 million and net income of $9 million.

Cash flow from operations in the quarter was $22.6 million compared to $21.6 million in the prior year period, and was used to fund capital expenditures (including molds) of $3.4 million and to repay $2.5 million of debt.

Cash and cash equivalents at December 31, 2004 was $132.1 million compared to $122.3 million at September 30, 2004 and $102.0 million at December 31, 2003. Net debt at December 31, 2004 was $150.5 million compared to $160.5 million at September 30, 2004 and $188.6 million at December 31, 2003.

Nine Month Results

Net sales for the nine months ended December 31, 2004 were $494.5 million compared to $471.9 million for the nine months ended December 31, 2003, an increase of 4.8%. On a constant currency basis, sales increased 0.6% for the first nine months of fiscal 2005 compared to the prior year period. For the nine months ended December 31, 2004, sales on a constant currency basis in North America decreased 2.6%, Europe increased 1.1% and Rest of World increased 6.5% compared to the nine months ended December 31, 2003.

Operating income on a reported basis was $53.5 million for the nine months ended December 31, 2004 compared to $55.9 million in the year ago period. Adjusted operating income, excluding special charges of $5.4 million this year and $4.6 million in the prior year, was $58.9 million in the first nine months of fiscal 2005 compared to $60.5 million in the comparable year ago period.

Adjusted EBITDA, excluding restructuring and merger-related costs this year and restructuring costs, loss on debt extinguishment, unrealized currency losses on Euro-denominated debt, and minority interest last year, was $81.5 million in the nine months ended December 31, 2004 compared to $81.1 million in the year ago period.

Net income on a reported basis was $28.0 million for the nine months ended December 31, 2004 compared to a net loss of $18.1 million in the prior year period. Adjusted net income, which excludes restructuring and merger-related costs this year and restructuring costs, loss on debt extinguishment and an unrealized currency translation loss on Euro-denominated debt last year, was $32.3 million, or $0.99 earnings per share, for the nine months ended December 31, 2004 compared with $22.6 million, or $0.90 earnings per share, in the prior year period.

Use of Non-GAAP Measures

This press release discloses certain financial measures that are considered non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). While these financial measures are not determined in accordance with GAAP and should not be viewed as an alternative to GAAP measures, we believe that they provide useful information to both management and investors. These measures may exclude the translation effect of foreign currency and certain expenses and gains and losses that may not be indicative of our core operating results. We believe these financial measures are useful to investors in allowing for greater transparency to supplemental information used by management in its financial and operational decision-making. In addition, we have historically reported similar financial measures to our investors and believe that the inclusion of comparative numbers provides consistency in our financial reporting.

This press release includes a presentation of earnings before interest, taxes, depreciation and amortization (“EBITDA”) adjusted for the translation effect of foreign currency, special charges and costs associated with SOLA’s recapitalization. Interest, taxes, depreciation, minority interest, and amortization can differ significantly among companies, partially due to differences in accounting policies, tax strategies, levels of indebtedness and interest rates. We believe that excluding these items provides insight into the underlying results of operations by excluding the effects of significant, discrete items and provides comparability among SOLA and other companies. In addition, EBITDA is often viewed as a reasonable approximation of gross cash flow and is one of the measures used for determining debt covenant compliance.

This press release also includes non-GAAP presentations of sales, operating expenses, operating income, net income, inventory, accounts receivable and net debt, adjusted for the translation effect of foreign currency, special charges, utilization of deferred tax assets and costs associated with SOLA’s recapitalization. As is the case with EBITDA, we believe that excluding these items provides management and investors with information based on SOLA’s underlying results of operations and facilitates comparisons among SOLA and other companies.

This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements relating to SOLA’s potential growth prospects. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of SOLA. Actual results could differ materially from the forward-looking statements as a result of, among other things, the highly competitive nature of the eyeglass lens and coating industry; SOLA’s need to develop new products; potential adverse developments in the domestic and foreign economic and political environment, including exchange rates, tariffs and other trade barriers and potentially adverse tax consequences; potential difficulties in staffing and managing foreign operations; and the other factors described in SOLA’s filings with the Securities and Exchange Commission. The words “believe”, “expect”, “will”, “anticipate”, “estimate”, “plan”, “expectation”, “hope”, “intention”, “intend”, “guidance” and similar expressions identify forward-looking statements. SOLA undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOLA International Inc. designs, manufactures and distributes a broad range of eyeglass lenses, primarily focusing on the faster-growing plastic lens segment of the global lens market, and particularly on higher-margin value-added products. SOLA’s strong global presence includes manufacturing and distribution sites in three major regions: North America, Europe and Rest of World (primarily Australia, Asia and South America) and approximately 6,600 employees in 27 countries servicing customers in over 50 markets worldwide. For additional information, visit the Company’s web site at www.sola.com.

SOLA International Inc.
Statements of Operations
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended	Three Months Ended
	December 31, 2004	December 31, 2003
Net sales	$163,053	$159,286
Cost of sales	98,265	94,513

Gross profit	64,788	64,773

Research and development expenses	1,924	2,583
Selling and marketing expenses	28,982	29,817
General and administrative expenses (a)	17,065	16,972

Operating expenses	47,971	49,372

Operating income	16,817	15,401

Interest income	474	278
Interest expense	(4,462)	(8,364)
Loss on early extinguishment of debt	—	(40,980)
Foreign currency gain/(loss)	1,141	(3,379)

Income/(loss) before (provision)/benefit for income taxes and minority interest	13,970	(37,044)
(Provision)/benefit for income taxes	(4,490)	11,752
Minority interest	(100)	(38)

Net Income/(loss)	$9,380	$(25,330)

Net income/(loss) per share — basic	$0.29	$(0.91)

Weighted average common shares outstanding	32,224	27,799

Net income/(loss) per share — diluted	$0.29	$(0.91)

Weighted average common and dilutive securities outstanding	32,658	27,799

(a)	General and administrative expenses for the three months ended December 31, 2004 and 2003 included restructuring and impairment charges of $132 and $4,641 respectively.

SOLA International Inc.
Unaudited Statements of Operations
(Amounts in thousands, except per share data)

	Nine Months Ended	Nine Months Ended
	December 31, 2004	December 31, 2003
Net sales	$494,450	$471,928
Cost of sales	297,288	282,120

Gross profit	197,162	189,808

Research and development expenses	5,700	7,485
Selling and marketing expenses	85,679	86,149
General and administrative expenses (b)	52,260	40,318

Operating expenses	143,639	133,952

Operating income	53,523	55,856
Interest income	1,240	1,013
Interest expense	(13,020)	(26,753)
Loss on early extinguishment of debt	(95)	(40,980)
Foreign currency gain/(loss)	2,689	(15,544)

Income/(loss) before (provision)/benefit for income taxes and minority interest	44,337	(26,408)
(Provision)/benefit for income taxes	(16,037)	8,667
Minority interest	(275)	(388)

Net Income/(loss)	$28,025	$(18,129)

Net income/(loss) per share — basic	$0.87	$(0.70)

Weighted average common shares outstanding	32,204	25,790

Net income/(loss) per share — diluted	$0.86	$(0.70)

Weighted average common and dilutive securities outstanding	32,594	25,790

(b)	General and administrative expenses for the nine months ended December 31, 2004 and December 31, 2003 included restructuring and impairment charges of $3,754 and $4,641, respectively.

SOLA International Inc.
Condensed Balance Sheets
(Amounts in thousands)

	December 31,	September 30,	December 31,
	2004	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)
Cash and cash equivalents	$132,106	$122,263	$102,036
Trade accounts receivable, net	150,519	141,752	132,510
Inventories	92,241	89,779	98,762
Other assets	513,377	507,918	497,019

Total assets	$888,243	$861,712	$830,327

Trade payables, accruals and other current liabilities	$151,306	$144,825	$139,229
Notes payable and other debt	282,628	282,715	290,571
Other liabilities	19,867	21,754	17,108

Total liabilities	453,801	449,294	446,908

Stockholders’ equity	434,442	412,418	383,419

Total liabilities and stockholders’ equity	$888,243	$861,712	$830,327

SOLA International Inc.
Condensed Statements of Cash Flow
(Amounts in thousands)
(Unaudited)

	Three Months Ended	Three Months Ended
	December 31, 2004	December 31, 2003
Net income/(loss)	$9,380	$(25,330)
Depreciation and amortization	7,751	7,194
Provision for doubtful accounts	142	2,877
Loss on debt extinguishment	—	40,980
Deferred taxes	2,069	(11,763)
Foreign currency (gain)/loss	(213)	2,483
Changes in trading assets and liabilities	2,450	4,150
All other	1,024	1,020

Net cash provided by operating activities	22,603	21,611

Purchases of businesses	(2,723)	—
Purchase of minority interest in joint venture	(6,000)	—
Capital expenditures	(1,778)	(3,798)
Mold expenditures	(1,615)	(1,523)
Net proceeds from the settlement of derivative contracts	—	10,910
All other	(411)	1,900

Net cash (used in)/provided by investing activities	(12,527)	7,489

Proceeds from the exercise of stock options	191	95
Net proceeds from the issuance of common stock	—	113,342
Proceeds from term loan, net of costs	—	170,061
Repayment of Senior Notes, including tender premiums	—	(271,833)
Payments on long term debt, net	(2,452)	(515)

Net cash (used in)/provided by financing activities	(2,261)	11,150

Effect of exchange rate changes on cash and cash equivalents	2,028	2,015

Net increase in cash and equivalents	9,843	42,265
Cash and cash equivalents at beginning of period	122,263	59,771

Cash and cash equivalents at end of period	$132,106	$102,036

SOLA International Inc.
Condensed Statements of Cash Flow
(Amounts in thousands)
(Unaudited)

	Nine Months Ended	Nine Months Ended
	December 31, 2004	December 31, 2003
Net income/(loss)	$28,025	$(18,129)
Depreciation and amortization	22,637	20,594
Provision for doubtful accounts	489	3,220
Loss on debt extinguishment	95	40,980
Deferred taxes	6,747	(11,975)
Foreign currency loss	—	16,372
Changes in trading assets and liabilities	(7,475)	(24,888)
All other	3,035	1,852

Net cash provided by operating activities	53,553	28,026

Purchases of businesses	(2,723)	(888)
Purchase of minority interest in joint venture	(6,000)	—
Capital expenditures	(5,882)	(10,551)
Mold expenditures	(3,689)	(3,654)
Net proceeds from settlement of derivative contracts	—	10,910
All other	413	3,806

Net cash used in investing activities	(17,881)	(377)

Proceeds from the exercise of stock options	609	2,862
Net proceeds from the issuance of common stock	—	113,342
Proceeds from term loan, net of costs	—	170,061
Payments of Senior Notes, including tender premiums	(860)	(271,833)
Payments on long-term debt, net	(7,967)	(2,290)

Net cash (used in)/provided by financing activities	(8,218)	12,142

Effect of exchange rate changes on cash and cash equivalents	2,048	3,566

Net increase in cash and equivalents	29,502	43,357
Cash and cash equivalents at beginning of period	102,604	58,679

Cash and cash equivalents at end of period	$132,106	$102,036

SOLA International Inc.
Reconciliation of Non-GAAP Financial Measures
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended	Three Months Ended
	December 31, 2004	December 31, 2003
Calculation of Adjusted net income:
Net income/(loss)	$9,380	$(25,330)
Adjustments to compute adjusted net income:
Foreign currency loss on net long-term Euro-denominated debt	—	2,174
Loss on early extinguishment of debt	—	40,980
Special charges:
Merger related costs	1,602	—
Restructuring charges and loss on impairment	132	4,641

	1,734	4,641
Interest expense savings	—	(741)
Tax effect of adjustments	(757)	(14,116)

Adjusted net income	$10,357	$7,608

Adjusted net income per adjusted share-diluted	$0.32	$0.30

Weighted average common shares outstanding	32,224	27,799
Add: Effect of dilutive securities	434	408
Less: Weighted average shares outstanding pursuant to December 31, 2003 common stock offering	—	(2,850)

Adjusted weighted average common and dilutive securities outstanding	32,658	25,357

Calculation of Adjusted operating income:
Operating income, as reported	$16,817	$15,401
Adjustments to compute adjusted operating income:
Special charges:
Merger related costs	1,602	—
Restructuring charges and loss on impairment	132	4,641

	1,734	4,641
Adjusted operating income	$18,551	$20,042

Adjusted operating margin %	11.4%	12.6%

Calculation of Adjusted EBITDA:
Net income/(loss)	$9,380	$(25,330)
Net interest expense	3,988	8,086
Income tax provision/(benefit)	4,490	(11,752)
Depreciation and amortization	7,751	7,194

EBITDA	25,609	(21,802)
Adjustments to compute adjusted EBITDA:
Loss on early extinguishment of debt	—	40,980
Special charges:
Merger related costs	1,602	—
Restructuring charges and loss on impairment	132	4,641

	1,734	4,641
Foreign currency loss/(gain)	(1,141)	3,379
Minority interest	100	38

Adjusted EBITDA	$26,302	$27,236

Adjusted EBITDA margin %	16.1%	17.1%

Calculation of Adjusted effective tax rate
Income/(loss) before (provision)/benefit for income taxes and minority interest	$13,970	$(37,044)

Adjustments to compute adjusted effective tax rate:
Foreign currency loss on net long-term Euro-denominated debt	—	2,174
Loss on early extinguishment of debt	—	40,980
Special charges:
Merger related costs	1,602	—
Restructuring charges and loss on impairment	132	4,641

	1,734	4,641
Interest savings	—	(741)

Adjusted income before (provision)/benefit for income taxes and minority interest	$15,704	$10,010

(Provision)/benefit for income taxes, as reported	$(4,490)	$11,752
Tax effect of adjustments	(757)	(14,116)

Total adjusted (provision) for income taxes	$(5,247)	$(2,364)

Adjusted effective tax rate	33.4%	23.6%

Calculation of Adjusted Operating Expense
Operating expenses, as reported	$47,971	$49,372
Less: Special charges
Merger related costs	(1,602)
Restructuring charges and loss on impairment	(132)	$(4,641)

Adjusted operating expense	$46,237	$44,731

SOLA International Inc.
Reconciliation of Non-GAAP Financial Measures
(Amounts in thousands, except per share data)
(Unaudited)

Three Months Ended
December 31, 2004
Calculation of constant currency accounts receivable:
September 30, 2004 accounts receivable, net as reported	$141,752
Impact of currency fluctuations on accounts receivable during period	8,136

September 30, 2004 accounts receivable, net converted at December 31, 2004 exchange rates	149,888

December 31, 2004 net trade accounts receivable, as reported	150,519

Increase in trade accounts receivable, exclusive of foreign currency impact during period	$631

Calculation of constant currency inventories:
September 30, 2004 inventories, as reported	$89,779
Impact of currency fluctuations on inventories during period	3,457

September 30, 2004 inventories, converted at December 31, 2004 exchange rates	93,236

December 31, 2004 inventories, as reported	92,241

Decrease in inventories, exclusive of foreign currency impact during period	$(995)

	December 31,	December 31,
	2004	2003
Calculation of Net Debt:
Short-term debt	$15,562	$9,591
Long-term debt	267,066	280,980
Less: Cash	(132,106)	(102,036)

Net debt	$150,522	$188,535

SOLA International Inc.
Reconciliation of Non-GAAP Financial Measures
(Amounts in thousands, except per share data)
(Unaudited)

		Nine Months Ended
	Nine Months Ended	December 31, 2003
	December 31, 2004	Restated
Calculation of Adjusted net income:
Net income/(loss), as reported	$28,025	$(18,129)
Adjustments to compute adjusted net income:
Foreign currency loss on net long-term Euro-denominated debt	—	13,130
Loss on early extinguishment of debt	95	40,980
Special charges:
Merger related charges	1,602	—
Restructuring charges and loss on impairment	3,754	4,641

	5,356	4,641
Interest expense savings	—	(741)
Tax effect of adjustments	(1,139)	(17,293)

Adjusted net income	$32,337	$22,588

Adjusted net income per adjusted share-diluted	$0.99	$0.90

Adjusted weighted average common and dilutive securities outstanding	32,594	25,224

Calculation of Adjusted operating income:
Operating income, as reported	$53,523	$55,856
Adjustments to compute adjusted operating income:
Special charges:
Merger related costs	1,602	—
Restructuring charges and loss on impairment	3,754	4,641

	5,356	4,641

Adjusted operating income	$58,879	$60,497

Adjusted operating margin %	11.9%	12.8%

Calculation of Adjusted EBITDA:
Net income/(loss)	$28,025	$(18,129)
Net interest expense	11,780	25,740
Income tax provision/(benefit)	16,037	(8,667)
Depreciation and amortization	22,637	20,594

EBITDA	78,479	19,538
Adjustments to compute adjusted EBITDA:
Loss on early extinguishment of debt	95	40,980
Special charges:
Merger related costs	1,602	—
Restructuring charges and loss on impairment	3,754	4,641

	5,356	4,641
Foreign currency (gain)/ loss	(2,689)	15,544
Minority interest	275	388

Adjusted EBITDA	$81,516	$81,091

Adjusted EBITDA margin %	16.5%	17.2%

SOLA International Inc.
Reconciliation of Non-GAAP Financial Measures
(Amounts in thousands, except per share data)
(Unaudited)

	Nine Months Ended	Nine Months Ended
	December 31, 2004	December 31, 2003
SOLA International calculation of constant currency sales:
Net sales, as reported	$494,450	$471,928
Impact of currency fluctuations on net sales during period (c)	—	19,646

Net sales, excluding currency impact	$494,450	$491,574

Constant currency net sales % growth over prior period	0.6%

“North America” Region calculation of constant currency sales:
Net sales, as reported	$193,561	$199,092
Impact of currency fluctuations on net sales during period (c)	—	(291)

Net sales, excluding currency impact	$193,561	$198,801

Constant currency net sales % growth over prior period	-2.6%

“Europe” Region calculation of constant currency sales:
Net sales, as reported	$205,998	$187,357
Impact of currency fluctuations on net sales during period (c)	—	16,318

Net sales, excluding currency impact	$205,998	$203,675

Constant currency net sales % growth over prior period	1.1%

“Rest of World” Region calculation of constant currency sales:
Net sales, as reported	$94,891	$85,479
Impact of currency fluctuations on net sales during period (c)	—	3,618

Net sales, excluding currency impact	$94,891	$89,097

Constant currency net sales % growth over prior period	6.5%

(c)	Based on the fiscal year 2004 monthly average exchange rates